                                                                    EXHIBIT 2.1

                               AGREEMENT OF MERGER
                                       OF
                     PHILLIPS GAS COMPANY SHAREHOLDER, INC.
                            (A DELAWARE CORPORATION)
                                  WITH AND INTO
                     DUKE ENERGY FIELD SERVICES CORPORATION
                            (A DELAWARE CORPORATION)


         This Agreement of Merger, dated as of ___________, 2000 (this "Agreement"), is hereby executed pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "DGCL") by and between PHILLIPS GAS COMPANY SHAREHOLDER, INC., a Delaware corporation ("PGCSI"), and DUKE ENERGY FIELD SERVICES CORPORATION, a Delaware corporation ("DEFS Corp." and, following the Merger (as hereinafter defined), the "Surviving Corporation," and, collectively with PGCSI, the "Constituent Corporations").


                                    RECITALS:


         1. Pursuant to its Certificate of Incorporation, as amended to the date hereof, PGCSI is authorized to issue a total of 1,000 shares of Common Stock, with no par value ("PGCSI Common Stock"), of which ten shares are now issued and outstanding and each of which is entitled to one vote and held of record by Phillips Petroleum Company ("PGCSI Parent");

         2. Pursuant to its Certificate of Incorporation, DEFS Corp. is authorized to issue a total of 1,000 shares of Common Stock, par value $.01 per share ("DEFS Corp. Common Stock"), of which 1,000 shares are now issued and outstanding and each of which is entitled to one vote and held of record by Duke Energy Natural Gas Corporation ("DENG"), a wholly owned subsidiary of Duke Energy Corporation ("Duke");

         3. The registered office of PGCSI in the State of Delaware is located at 1013 Centre Road, Wilmington, New Castle County, Delaware 19805-1297 and The Prentice-Hall Corporation Systems, Inc. is the registered agent in charge thereof upon whom process against PGCSI may be served;

         4. The registered office of DEFS Corp. in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801 and The Corporation Trust Company is the registered agent in charge thereof upon whom process against DEFS Corp. may be served; and

         5. The Boards of Directors of both of the Constituent Corporations have adopted resolutions declaring the advisability of the proposed merger (the "Merger") of PGCSI with and into DEFS Corp. upon the terms and conditions hereinafter set forth, approving this Agreement and directing that it be submitted to their respective sole stockholders for approval in accordance with the applicable statutes of the State of Delaware.

         6. Upon consummation of the Merger, DENG and PGCSI Parent will enter into a Shareholders Agreement.

         7. It is intended that the Merger shall qualify as a tax-free "reorganization" within the meaning of Section 368 of the Internal Revenue Code, as amended.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying it into effect, the manner and basis of converting shares of each of the Constituent Corporations into shares of the Surviving Corporation and such other details and provisions of the Merger as are deemed necessary or desirable, the parties hereto have agreed and covenanted, and do hereby agree and covenant, as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.1 Definitions. Each capitalized term used and not otherwise defined herein shall have the meaning given such term set forth below:

         "Average Market Price" shall mean, with respect to the Surviving Corporation Common Stock to be sold by the Surviving Corporation to the public in the IPO, the average of the closing prices, as reported on the NYSE Composite Tape, on each of the first five days of trading on the NYSE (exclusive of the pricing day).

         "Company" shall mean Duke Energy Field Services, LLC, a Delaware limited liability company.

         "Contribution Closing" shall mean ____________, 2000.

         "Duke's Corporation Interest" shall mean the difference between (x) the Parties' Corporation Interest and (y) Phillips' Corporation Interest.

         "Enterprise Value" shall mean the sum of (x) the Parties' Equity Value and (y) $2,400,000,000; provided that, if the Effective Time is on or after the date two years after the consummation of the Contribution Closing, "Enterprise Value" shall mean $5,500,000,000.

         "Independent Directors" shall mean directors meeting the independence and experience requirements, as set forth by the New York Stock Exchange as of the date of the IPO for membership on an audit committee of a board of directors, with respect to each of PGCSI, DENG and the Surviving Corporation.

         "IPO" shall mean the initial offering of shares of Surviving Corporation Common Stock to the public in a transaction registered under the Securities Act of 1933, as amended.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Parties' Corporation Interest" shall mean the difference between (x) 100% and (y) the Public's Corporation Interest.

         "Parties' Equity Value" shall mean the product of (i) the quotient of
(x) the Parties' Corporation Interest divided by (y) the Public's Actual Corporation Interest multiplied by (ii) the Public's Equity Value.

         "Phillips' Corporation Interest" shall mean the quotient, expressed as a percentage, of (x) Phillips Equity Value divided by (y) Total Equity Value.

         "Phillips Enterprise Value" shall mean the product of (x) the Enterprise Value and (y) .389.

         "Phillips Equity Value" shall mean the difference between (x) Phillips Enterprise Value and (y) $1,200,000,000.

         "Public's Actual Corporation Interest" shall mean the quotient, expressed as a percentage, of (x) [___] (equaling the number of shares of Surviving Corporation Common Stock to be sold by the Surviving Corporation in the IPO (excluding shares issued to officers and employees of the Surviving Corporation or the Company concurrently with the IPO and without giving effect to any underwriters' over-allotment)) divided by (y) [___] (equaling the number of shares of Surviving Corporation Common Stock to be outstanding immediately after the IPO (including shares issued to officers and employees of the Surviving Corporation or the Company concurrently with the IPO and without giving effect to any underwriters' over-allotment).

         "Public's Corporation Interest" shall mean the quotient, expressed as a percentage, of (x) [___] (equaling the number of shares of Surviving Corporation Common Stock to be sold by the Surviving Corporation in the IPO (including shares issued to officers and employees of the Surviving Corporation or the Company concurrently with the IPO and without giving effect to any underwriters' over-allotment)) divided by (y) [___] (equaling the number of shares of Surviving Corporation Common Stock to be outstanding immediately after the IPO (including shares issued to officers and employees of the Surviving Corporation or the Company concurrently with the IPO and without giving effect to any underwriters' over-allotment).

         "Public's Equity Value" shall mean the product of (i) the Average Market Price multiplied by (ii) the number of shares sold by the Surviving Corporation in the IPO (excluding shares issued to officers and employees of the Surviving Corporation or the Company in the IPO and without giving effect to any underwriters' over-allotment).

         "Surviving Corporation Common Stock" shall mean the common stock, par value $.01 per share, of the Surviving Corporation.

         "Total Equity Value" shall mean the quotient of (x) the Public's Equity Value divided by (y) the Public's Actual Corporation Interest.

         Section 1.2 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this

Agreement; (c) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (d) references to money refer to legal currency of the United States of America; (e) the word "including" means "including, without limitation"; and (f) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II

                                  THE AGREEMENT

         Section 2.1 Approval and Certification. This Agreement shall be submitted as promptly as practicable to the sole stockholder of each of the Constituent Corporations, and, if duly adopted and approved by each such stockholder in accordance with the provisions of the DGCL, shall, subject to the further provisions of this Agreement, promptly be certified in accordance with the DGCL at such time as the respective authorized officers of PGCSI and DEFS Corp. deem proper.

         Section 2.2 Filing of Certificate and Plan of Merger. Immediately after the approvals and certification referenced in Section 2.1 hereof, the Constituent Corporations shall file this Agreement with the Secretary of State of Delaware, as required by Section 251 of the DGCL. The Merger shall be effective upon acceptance of such filing, which time is hereinafter called the "Effective Time."

                                  ARTICLE III

                                RESULT OF MERGER

         Section 3.1 Effective Time Events. At the Effective Time:

                  (a) PGCSI shall be merged with and into DEFS Corp., with the effect as provided in the DGCL, at which time the separate existence of PGCSI shall cease.

                  (b) DEFS Corp., as the corporation surviving the Merger, shall continue its corporate existence under the DGCL.

                  (c) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit A hereto (as so amended and restated, the "Amended and Restated Charter") until the same shall thereafter be altered, amended or repealed in accordance with applicable law and such Amended and Restated Charter.

                  (d) The Bylaws of the Surviving Corporation (the "Bylaws") shall be amended and restated, in their entirety, as set forth in Exhibit B hereto, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Amended and Restated Charter and such Bylaws.

                  (e) [All shares of PGCSI Common Stock issued and outstanding immediately prior to the IPO shall automatically be converted, without any action on the part of the holder thereof, into an aggregate of such number of fully paid and non-assessable shares of Surviving Corporation Common Stock equal to the Phillips' Corporation Interest multiplied by [____] shares of Surviving Corporation Common Stock (equaling the aggregate number of shares of Surviving Corporation Common Stock to be outstanding after the IPO (including shares issued to officers and employees of the Surviving Corporation and the Company concurrently with the IPO and without giving effect to any underwriters' over-allotment)), and all shares of PGCSI Common Stock thereafter shall be cancelled and cease to exist.]

                  (f) [All shares of DEFS Corp. Common Stock issued and outstanding immediately prior to the IPO shall automatically be converted, without any action on the part of the holder thereof, into an aggregate of such number of fully paid and non-assessable shares of Surviving Corporation Common Stock equal to Duke's Corporation Interest multiplied by [____] shares of Surviving Corporation Common Stock (equaling the aggregate number of shares of Surviving Corporation Common Stock to be outstanding immediately after the IPO (including shares issued to officers and employees of the Surviving Corporation and the Company concurrently with the IPO and without giving effect to any underwriters' over-allotment)).]

                  (g) The Board of Directors of the Surviving Corporation (who shall hold office subject to the provisions of the Bylaws from the Effective Time until the next annual meeting of the stockholders of the Surviving Corporation and until their successors are elected and qualified) shall be the directors of DEFS Corp. in office immediately prior to the Effective Time.

                  (h) All corporate acts, plans, policies, approvals and authorizations of PGCSI, its stockholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to PGCSI.

                                   ARTICLE IV

                           ACTIONS OF THE CORPORATIONS

         Section 4.1 Execution of Documents. Each of the Constituent Corporations hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers or by the corresponding officers of the Surviving Corporation, all such acknowledgments, assurances, conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action, as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution to the Surviving Corporation of any property, right, privilege or franchise pursuant to applicable law, or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, franchises and interests as a result of the merger referred to herein pursuant to applicable law, and otherwise to carry out the intent and purpose hereof.

         Section 4.2 [Delivery of Certificates. Upon the end of the fifth day of trading on the NYSE (excluding the pricing day), the Surviving Corporation shall deliver to each of DENG and to PGCSI Parent, respectively, certificates representing the number of shares of Surviving Corporation Common Stock held by each, calculated in accordance with Sections 3.1(e) and (f) hereof.]

         IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be duly executed and delivered on the date first set forth above.



                                        PHILLIPS GAS COMPANY SHAREHOLDER, INC.



                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        DUKE ENERGY FIELD SERVICES CORPORATION



                                        By:
                                           ------------------------------------
                                           Name:
                                           Title: